Exhibit 10.2

                    STOCK PURCHASE AND CANCELLATION AGREEMENT

         This Agreement is entered into on July 12, 2000, between Paul R. Johnson (Johnson) and Allied Capital Corp. (Allied) pertaining to the ownership and relationships with eTravelServe.com, Inc., a Nevada corporation (the Company).

         This Agreement replaces the agreement with the effective date of May 31, 2000. In consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, Johnson and Allied agree as follows:

1. Allied agrees to sell to Johnson 10,606,931 shares of the $.001 par value common stock of the Company held by Allied and/or his affiliates less the 400,000 shares contributed for the benefit of Johnson and/or his affiliates for a total purchase price of $3,182,079.30. The entire purchase price shall be paid by four non-interest bearing promissory notes (the Notes) which note shall be secured by the shares sold to Johnson hereunder with a stop transfer placed with the transfer agent and released as each note is paid off. Each note shall be payable in one annual installment of $795,519.82 due on May 28th of each year beginning in 2001. The note shall provide for reduction of each annual installment amount due for the prepayment thereof as follows: (I) fifteen percent (15%) for prepayments made three (3) calendar quarters or earlier each year; (ii) ten percent (10%) for prepayments made two (2) calendar quarters or more early but later than three (3) quarters early; and (iii) five percent (5%) for prepayments made one (1) calendar quarter or more early but later than two
(2) quarters early. Any principal amount not paid by its due date shall bear interest at eight percent (8%) per annum on such overdue installment from and after the due date until paid, any note paid later than 120 days shall be cause for cancellation of the above agreement and a return of the secured shares not paid for.

2. Allied agrees to return to the transfer agent for cancellation 25,000,000 shares of the $.001 par value common stock of the Company less the 7,320,333 shares held by Allied and/or affiliates listed, 4,000,000 shares in the Robinson Children's Irrevocable Trust, 1,200,000 shares in Genesis Business Alliance, Inc., 1,512,500 shares in Allied Capital Corp., 383,333 shares In David Weber, 100,000 in Kala Martin, 59,500 in Adrian Bart and 25,000 not issued in the original distribution. The cancellation shall be recorded as an additional capital contribution by Allied or his affiliates, as the case may be, to be attributed to the remaining shares owned by Allied and his affiliates. Johnson agrees to also return to the transfer agent for cancellation 15,000,000 shares of the $.001 par value common stock of the Company held by him. The cancellation shall be recorded as an additional capital contribution by Johnson, to be attributed to the remaining shares owned by him.

3. Allied agrees that shares of the above secured Company's stock held by Allied or his affiliates that are being sold to Johnson described above will be promptly transferred into escrow to be safeguarded and administered In accordance with the provisions of that certain Escrow Agreement of even date herewith, the form of which is attached hereto as Exhibit A and made a part hereof.


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4. Attached is a list compiled by Allied of all of his affiliates and acquaintances who owned stock of any class In the Company, and have canceled their shares and a list of all written and/or oral agreements which have been entered into by Allied with any party on behalf of the Company. Allied agrees to indemnify the Company and its officers, directors and shareholders, and to hold them harmless against, any claims by any party under any agreements with the Company alleged to have been made through Allied, to the extent such alleged agreements are not reflected on the attached list.

5. Allied's officers Desai V. Robinson and William C. Robinson hereby resigned as of May 31, 2000, all positions as an officer or director of the Company. Allied will remain available as a consultant to the Company and will be compensated for services rendered to the Company, as requested by the Company from time to time as may be negotiated with the Company on a case by case basis.

6. This Agreement contains all of the terms of the agreement between Johnson and Allied pertaining to the ownership and control of the Company, and supersedes any other agreements, written or oral, between Johnson and Allied pertaining to matters dealt with in this Agreement.

7. This Agreement may not be amended, supplemented or modified in whole or in part except by a written Instrument signed by both parties.

8. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys fees at all trial appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Broward County, Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought In Broward County, Florida, has been brought in an inconvenient forum.

9. The parties acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per so deemed as causing irreparable harm to the other party. Therefore, In the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

10. This Agreement will be binding upon and will inure to the benefit of any heirs, successors and assigns of the parties hereto.


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11. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

12. This Agreement may be executed In any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

13. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

In Witness Whereof, the parties have executed this Agreement as of the date set forth above.


AN INDIVIDUAL,                                      ALLIED CAPITAL CORP.,


 /s/ Paul R. Johnson                                 /s/ Desai V. Robinson
-------------------------------------               ----------------------------
PAUL R. JOHNSON                                     DESAI V. ROBINSON, PRESIDENT



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